UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on August 9, 2012

Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) will hold an Annual Meeting of Stockholders (“Annual Meeting”) at Hilton Garden Inn Irvine East/Lake Forest, 27082 Towne Centre Drive, Foothill Ranch, CA 92610 on Thursday, August 9, 2012 at 1:30 p.m. PDT, or at any adjournment or postponement thereof. A Proxy Statement and Proxy Card are enclosed with this Notice of Annual Meeting of Stockholders.

We are holding this Annual Meeting for the following purposes, as more fully described in the Proxy Statement:

1.	To elect two Class II directors to our Board of Directors to serve until the 2015 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Haskell & White, LLP as our independent auditors for our year ending December 31, 2012;

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Each of the proposals discussed above is described more fully in the accompanying proxy materials. We encourage you to read these materials carefully.

Only stockholders of record at the close of business on June 15, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. You may vote by Internet, telephone or mail, as fully described beginning on Page 1 of the attached Proxy Statement. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish. If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

By Order of the Board of Directors,

Kenneth R. Lombardo Corporate Secretary

Irvine, California

June 29, 2012

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 9, 2012:

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting, and 2012 Annual Report to Stockholders are available online at https://materials.proxyvote.com.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on August 9, 2012

INFORMATION REGARDING PROXIES

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) for use at the annual meeting of stockholders (“Annual Meeting”) to be held on August 9, 2012 at 1:30 p.m. PDT at Hilton Garden Inn Irvine East/Lake Forest, 27082 Towne Centre Drive, Foothill Ranch, CA 92610, and at any adjournment thereof. The proposals presented in this Proxy Statement will be considered by stockholders at the Annual Meeting. This Proxy Statement and form of Proxy Card are being first made available to stockholders on or about June 29, 2012. The Company will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We may also engage a proxy solicitor to commence a calling campaign to remind unvoted stockholders to vote. If we do engage a proxy solicitor for this purpose, we would pay customary fees expected not to exceed $5,000, plus expenses.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2012 Annual Report to Stockholders (“Annual Report”) available to stockholders electronically via the Internet. We believe that this approach allows us to provide our stockholders with the information they need, while making the proxy distribution process more efficient, lowering costs and lessening the environmental impact of our Annual Meeting. On June 29, 2012, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. You will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Record Date, Issued and Outstanding Shares

Our Board of Directors has fixed the close of business on June 15, 2012 as the record date (“Record Date”) for the Annual Meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, there were 47,418,617 shares of our common stock issued and outstanding, which includes 49,998 shares of our Series B non-voting common stock. As such, the holders of common stock are entitled to 47,368,619 votes in connection with the Annual Meeting.

Quorum Requirement

The holders of shares representing a majority of the voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy in order for there to be a quorum. If the shares present, in person and by proxy, do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. For purposes of determining if a quorum is present, abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote at the Annual Meeting.

Voting and Proxies

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether you hold shares directly as the stockholder of record or beneficially through a brokerage firm or financial institution, you may direct how your shares are voted without attending the Annual Meeting.

Voting Procedures for Record Holders

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, or if you have unvested restricted stock awards, then you are a stockholder of record and, accordingly, may vote in person at the Annual Meeting or, alternatively, you may vote by proxy. If you want to vote by proxy, there are three ways you may vote:

•

Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability or your Proxy Card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, the day preceding the Annual Meeting.

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your Proxy Card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, the day preceding the Annual Meeting.

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each Proxy Card received and returning it in the prepaid envelope. Proxy cards submitted by mail must be received no later than the day preceding the Annual Meeting.

Voting Procedures for Shares Owned in Street Name

If on the Record Date your shares were held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in “street name,” then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you should have received a Notice of Internet Availability or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at our Annual Meeting only if you request and obtain a valid proxy or letter from the brokerage firm or financial institution that holds your account that confirms you are the beneficial owner of the shares.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked at any time before it is voted either by (i) filing with our Corporate Secretary a written notice of revocation which must be dated later than the date of the proxy being revoked, (ii) duly executing a subsequent proxy with a later date than the previously delivered proxy and delivering it to our Corporate Secretary, or (iii) attending the Annual Meeting and voting in person. If your shares are held in “street name,” you will need to bring a proxy or letter from the broker or other nominee that holds your account that confirms that you are the beneficial owner of those shares. Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary at 17872 Cartwright Road, Irvine, CA 92614.

Broker Non-Votes

The NYSE has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Global Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“routine matters”), but do not have the discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). A “broker non-vote” occurs when a broker has not received voting instructions from a beneficial owner on a non-routine matter and therefore cannot vote such beneficial owner’s shares on the matter. Under NYSE interpretations, Proposals 1 (election of directors) and 3 (advisory vote on executive compensation) are considered non-routine matters. However, since broker non-votes are not counted in any vote requiring a plurality of votes cast (Proposal 1) or a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 3), broker non-votes will have no affect on the outcome of either of these proposals. Proposal 2 (ratification of auditors) is considered a routine matter and thus we do not expect to receive any broker non-votes on this proposal.

Votes Required

Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “for” such nominee. Broker non-votes will not be treated as votes cast with respect to the election of directors, and thus, will have no effect on the outcome of Proposal 1, the election of directors.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast and, therefore, will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the votes. The advisory vote on executive compensation (Proposal 3) is non-binding on the Board of Directors.

Proxies received with no election marked will be voted in accordance with the Board of Director’s recommendation for each proposal.

No matter currently is expected to be considered at the Annual Meeting other than Proposals described above. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), gives our Board of Directors the authority to fix, from time to time, the size of our Board; provided that, the number shall not be less than four nor more than eleven. The size of our Board is currently fixed at five members. In accordance with our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), the terms of office of our Board of Directors are divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at our 2014 annual meeting, Class II, whose term will expire at the Annual Meeting, and Class III, whose term will expire at our 2013 annual meeting. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer; our Class II directors are G. Scott Samuelsen and Jonathan Lundy; and we currently do not have any Class III directors due to the resignations of the two Class III directors on May 10, 2012. Pursuant to our Bylaws, a reduction in the size of the Board cannot shorten the term of any incumbent director. Therefore, the size of each class of directors was not adjusted upon the resignations of the Class III directors on May 10, 2012.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Voting Information

Although our Board of Directors anticipates that each nominee will be available to serve as a director, if any does not accept the nomination, or is otherwise unwilling or unable to serve, our Board may take one of the following actions: recommend a substitute nominee, in which case your proxy will be voted FOR the substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy at a later date in accordance with our Bylaws.

A stockholder submitting a proxy may only vote on the nominees named in this Proxy Statement for election to our Board of Directors. Directors are elected by a plurality of votes. Abstentions and broker non-votes, while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

Below is the name and age of each nominee standing for election at the Annual Meeting and for each of our other directors, the year in which each first became a director, his principal occupation and certain other pertinent information:

Nominees for Election for a Term Continuing Until the Annual Meeting for Fiscal Year 2015

G. Scott Samuelsen, age 69, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor at the University of California, Irvine, and is currently a Professor of Mechanical, Aerospace and Environmental Engineering. Henry Samueli Endowed Chair, and serves as the Director of the National Fuel Cell Research Center, the UCI Combustion Laboratory, and the Advanced Power and Energy Program. He also serves as a co-Chair of the California Stationary Fuel Cell Collaborative, and a Fellow of the American Society of Mechanical Engineers. Dr. Samuelsen received B.S., M.S. and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Jonathan Lundy, age 49, was appointed to our Board of Directors on April 16, 2010 in connection with our acquisition of Schneider Power Inc. Mr. Lundy is Senior Vice President, General Manager WOU, Atomic Energy of Canada Limited (“AECL”), a full service nuclear energy company. Prior to his joining AECL, from October 2011 to January 2012, Mr. Lundy served as Chief Restructuring Officer of ATS Automation Inc. From September 2009 to October 2011, Mr. Lundy served as AECL’s Senior Vice President and General Counsel. From June 2008 to August 2009, Mr. Lundy served as Chief Executive Officer of our subsidiary, Schneider Power Inc. From October 2000 to May 2007, Mr. Lundy served respectively as General Counsel, and then President, Power and Generation, for Hydrogenics Corporation, a developer and manufacturer of fuel cell and electrolyzer technologies. Mr. Lundy has a BA and LLB from the University of Western Ontario. Mr. Lundy was a director of Schneider Power from August 2008 to April 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES OUTLINED IN THIS PROPOSAL 1.

Directors Whose Terms Continue Until the Annual Meeting for Fiscal Year 2014

Paul E. Grutzner, age 47, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, LLC, an independent pension consulting firm, in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, LLC, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 51, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 66, has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC, a consulting organization focused on the automotive industry, and has over 38 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer was Vice President, OEM Relations, for the Specialty Equipment Market Association (“SEMA”). During his 8 1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interactions with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of each class of our securities as of June 15, 2012. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and named executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the SEC. Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of June 15, 2012, those shares are included only in that person’s reported holdings and in the calculation of their percentage ownership of our common stock. As a result, the beneficial ownership percentage of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 15, 2012. Except as otherwise provided herein, the percentage of beneficial ownership is based on 47,368,619 shares of common stock as of June 15, 2012 and does not reflect the 49,998 shares of Series B nonvoting common stock that were outstanding on such date. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by, or under common control with, General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each person in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
Greater than 5% Stockholders:
Capital Ventures International (1) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	4,802,283	9.99%

Heights Capital Management, Inc. (1) 101 California Street, Suite 3250 San Francisco, California 94111	4,802,283	9.99%

Hudson Bay Master Fund Ltd (2) Walkers SPV Limited, Walker House PO Box 908GT, Mary Street Georgetown, Grand Cayman Cayman Islands	5,052,195	9.99%

Empery Asset Management, LP (3) 1 Rockefeller Plaza, Suite 1205 New York, New York 10020	4,739,773	9.90%

Named Executive Officers and Directors:
W. Brian Olson (4)	128,562	*
Kenneth R. Lombardo (5)	46,733	*
Bradley J. Timon (6)	83,000	*
David M. Mazaika (7)	56,875	*
Brian A. Runkel (8)	15,449	*
G. Scott Samuelsen (9)	74,237	*
Carl E. Sheffer (10)	16,245	*
Paul E. Grutzner (11)	31,172	*
Jonathan Lundy(12)	58,319	*
Dale L. Rasmussen (13)	5,956	*
Alan P. Niedzwiecki (14)	8,303	*
All current directors and executive officers as a group (9 persons) (15)	510,592	1.08%

*	Represents less than 1%.
(1)	Includes 654,266 shares of common stock that are issuable upon exercise of warrants. Heights Capital Management, Inc. serves as investment manager to Capital Ventures International. Therefore, Heights Capital Management, Inc. and Capital Ventures International have joint voting and dispositive power with respect to the shares, such that each entity is deemed to beneficially own the shares. Capital Ventures International and Heights Capital Management disclaim any beneficial ownership of any such shares, except for their pecuniary interest therein. This information was derived from Schedule 13G filed by Capital Ventures International on March 26, 2012.
(2)	Includes 3,203,905 shares of common stock that are issuable upon exercise of warrants. Hudson Bay Capital Management, L.P., which is the investment manager to Hudson Bay Master Fund Ltd., may be deemed to be the beneficial owner of all shares of common stock held by Hudson Bay Master Fund Ltd. Sander Gerber serves as the manager member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership of these shares. This information was derived from Schedule 13G filed by Hudson Bay Master Fund Ltd. on March 26, 2012.
(3)

Includes 507,873 shares of common stock issuable upon exercise of warrants. Empery AM GP, LLC, the general partner of Empery Asset Management, LP (“EAM”), has investment discretion and voting power over the shares held by EAM. Ryan Lane and Martin Hoe, in their capacity as managing members of Empery AM GP, LLC, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Lane and Mr. Hoe disclaim beneficial ownership of these shares. This information was derived from Schedule 13G filed by EAM on March 19, 2012.
(4)	Includes 37,500 shares of restricted stock of which 12,500 shares vest on August 2, 2013 and 25,000 shares vest on June 11, 2015, and 33,297 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(5)	Includes 13,750 shares of restricted stock of which 8,750 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, and 12,083 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(6)	Includes 17,500 shares of restricted stock of which 7,500 shares vest on August 2, 2013 and 10,000 shares vest on June 11, 2015, and 13,355 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(7)	Includes 17,500 shares of restricted stock of which 7,500 shares vest on August 2, 2013 and 10,000 shares vest on June 11, 2015, and 9,375 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(8)	Includes 6,250 shares of restricted stock of which 1,250 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, and 6,149 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(9)	Includes 6,250 shares of restricted stock of which 1,250 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, and 6,327 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(10)	Includes 6,250 shares of restricted stock of which 1,250 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, and 3,889 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(11)	Includes 6,250 shares of restricted stock of which 1,250 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, and 3,422 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012.
(12)	Includes 6,250 shares of restricted stock of which 1,250 shares vest on August 2, 2013 and 5,000 shares vest on June 11, 2015, 1,125 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012 and 472 shares owned by Mr. Lundy’s spouse.
(13)	Mr. Rasmussen served as our executive Chairman of the Board until his resignation on May 10, 2012.
(14)	Mr. Niedzwiecki served as our President and Chief Executive Officer until his resignation on May 10, 2012.
(15)	Includes an aggregate of 117,500 shares of restricted stock that have not yet vested and 89,022 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after June 15, 2012, and 472 shares owned by Mr. Lundy’s spouse. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during the eight month period ended December 31, 2011, all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

Board Membership and Board Meeting Fees

Effective May 10, 2012, our non-employee directors are paid an annual fee of $21,000 for membership on our Board of Directors. Non-employee directors also receive an attendance fee of $1,750 for regularly scheduled quarterly meetings and an attendance fee ranging from $700 to $1,750 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting. Non-employee directors are also reimbursed their reasonable travel-related expenses for meetings attended in person. Prior to May 10, 2012, our non-employee directors received an annual fee of $30,000 for membership on our Board of Directors and attendance fees of $2,500 for regularly scheduled quarterly meetings and an attendance fee ranging from $1,000 to $2,500 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting.

Committee Fees

Our non-employee directors receive a fee for serving on committees and attending committee meetings. Effective May 10, 2012, the annual fees for the chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee are $14,000, $7,000 and $3,500, respectively; the non-chair members of our Audit Committee receive an annual fee of $3,500; and members of each committee also receive $700 for each committee meeting attended. If a non-employee director serves on more than one committee and attends multiple meetings of the same or different committees on the same day, the director receives a single fee for those meetings, or if the committee meeting is held on the same day as a Board meeting, the director receives only the applicable Board meeting fee. Prior to May 10, 2012, the annual fees for the chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee were $20,000, $10,000 and $5,000 respectively; the non-chair members of our Audit Committee received an annual fee of $5,000; and members of each committee also received $1,000 for each committee meeting attended.

Stock Awards

Non-employee directors are eligible to participate in our 2011 Stock Incentive Plan. Non-employee directors are entitled to receive a one-time grant of stock options to purchase up to 10,000 shares of our common stock when first elected or appointed to serve on our Board of Directors, and an annual grant of stock options to purchase 10,000 shares of our common stock, unless waived. Additional stock option grants and restricted stock grants to directors are at the discretion of management and our Board of Directors. During the eight month period ended December 31, 2011, no stock awards were granted to our non-employee directors and such directors waived their right to receive the annual grant of stock options.

On June 11, 2012, all of our non-management directors were granted a one-time special award of 5,000 shares of restricted stock which cliff vest on June 11, 2015 and options to purchase 7,500 shares of our common stock which vest ratably over four years. The Compensation Committee granted the awards to our directors in connection with a Company-wide grant of stock awards based upon the recommendation by the Nominating and Governance Committee that the awards were appropriate in light of the fact that all non-management directors agreed to a 30% reduction in cash fees effective on May 10, 2012 and all non-management directors waived their right to receive their annual stock option grants for fiscal 2011.

Director Compensation

The table below sets forth the compensation earned by our directors (excluding directors that are also named executive officers) for the eight month period ended December 31, 2011 and the fiscal year ended April 30, 2011 (1):

Name	Period	Fees Earned		Stock Awards (2)		Option Awards (3)		Total
Paul E. Grutzner (4)	Eight months ended December 31, 2011 Year ended April 30, 2011	$ $	63,000 81,000	$ $	— 14,750	$ $	— 11,000	$ $	63,000 106,750

Brian A. Runkel (5)	Eight months ended December 31, 2011 Year ended April 30, 2011	$ $	55,500 71,000	$ $	— 14,750	$ $	— 11,000	$ $	55,500 96,750

G. Scott Samuelsen (6)	Eight months ended December 31, 2011 Year ended April 30, 2011	$ $	58,250 75,000	$ $	— 14,750	$ $	— 11,000	$ $	58,250 100,750

Carl E. Sheffer (7)	Eight months ended December 31, 2011 Year ended April 30, 2011	$ $	37,000 46,000	$ $	— 14,750	$ $	— 11,000	$ $	37,000 71,750

Jonathan Lundy (8)	Eight months ended December 31, 2011 Year ended April 30, 2011	$ $	36,000 46,233	$ $	— 14,750	$ $	— 11,000	$ $	36,000 71,983

(1)	On January 13, 2012, Our Board of Directors approved a change in our fiscal year end from the last day in April to the last day in December, effective December 31, 2011.
(2)	Amounts listed in this column represents the fair value of the stock award determined on the August 2, 2010 grant date determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).
(3)	Amounts listed in this column represent the fair value of the option awards estimated on the August 2, 2010 grant date using the Black-Scholes option-pricing formula. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-KT for the eight-month transition period ended December 31, 2011, in Note 12 of the Notes to Consolidated Financial Statements.
(4)	Mr. Grutzner has 1,250 restricted stock awards that cliff vest on August 2, 2013 and 4,047 option awards outstanding at December 31, 2011.
(5)	Mr. Runkel has 1,250 restricted stock awards that cliff vest on August 2, 2013 and 6,774 option awards outstanding at December 31, 2011.
(6)	Mr. Samuelsen has 1,250 restricted stock awards that cliff vest on August 2, 2013 and 6,952 option awards outstanding at December 31, 2011.
(7)	Mr. Sheffer has 1,250 restricted stock awards that cliff vest on August 2, 2013 and 4,514 option awards outstanding at December 31, 2011.
(8)	Mr. Lundy has 1,250 restricted stock awards that cliff vest on August 2, 2013 and 2,250 option awards outstanding at December 31, 2011.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the eight month period ended December 31, 2011, there were a total of six meetings of the Board of Directors. Each director attended, either in person or by telephone, all of the meetings of the Board and the committees of the Board on which he served during his tenure.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined under Nasdaq Listing Rules and as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and the Company, senior management, and our independent auditors, our Board of Directors has affirmatively determined that at all times during the eight month period ended December 31, 2011, four of the seven directors (Messrs. Grutzner, Runkel, Samuelsen and Sheffer) were independent directors within the meaning of applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The Board of Directors has adopted a policy that its independent members shall meet separately on a regular basis in executive session without the presence of its non-independent members or members of management.

Board Leadership Structure and Risk Oversight

Our Chief Executive Officer and Chairman of the Board positions have been separated since our inception in 2002. We believe this structure is most appropriate for us as it allows our Chief Executive Officer to focus on day-to-day direction of the Company in furtherance of the long-term strategy established by our Board of Directors, while our Chairman of the Board is able to provide strategic guidance to our Chief Executive Officer, handle issues related to stockholder relations, and set the agenda for and preside over our Board of Director meetings. Prior to May 10, 2012, our Chairman of the Board was an employee of the Company and, therefore, was not “independent” and did not attend in camera sessions of “non-employee” directors. Our Chairman of the Board resigned on May 10, 2012 and the Board has not yet selected his successor. Although we do not have a formal policy in place regarding who presides over in camera sessions, historically that role has been performed by the Chairman of our Audit Committee. Our “non-employee” directors generally conduct in camera sessions on a quarterly basis.

Our Board of Directors is responsible for the oversight of risks facing the Company. To that end, the Board of Directors receives regular updates from management and the Chairman of each of our committees. The Board of Directors evaluates risks separately and collectively, including oversight of (i) the financial condition of the Company, (ii) the Company’s long-term strategy, (iii) the overall industry, (iv) pending or threatened material legal matters, (v) new developments in regulatory matters, (vi) succession planning, and (vii) other corporate governance matters.

While our Board of Directors has the ultimate oversight responsibility for our risk management process, various committees of our Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and the assessments of risks reflected in audit reports. Legal and regulatory compliance risks are also reviewed by our Audit Committee. Risks related to our compensation programs are reviewed by the Compensation Committee. Risks related to succession planning and other corporate governance matters are reviewed by the Nominating and Governance Committee. Our Board of Directors is advised by its committees of significant risks and management’s response usually on a quarterly basis.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our Board of Directors. Stockholders may communicate with the Board of Directors, or an individual member of the Board of Directors, by sending their communications to the Board of Directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The Board of Directors’ policy with regard to Board members’ attendance at the annual meetings of stockholders is that attendance is not mandatory but members are encouraged to attend, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All Board members, except for Mr. Lundy, attended the 2011 annual meeting held on October 27, 2011.

Committees of the Board of Directors

Audit Committee. We have a separately-designated standing audit committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Messrs. Grutzner (Chair), Runkel and Samuelsen, each of whom is “independent” under applicable Nasdaq rules. During the eight month period ended December 31, 2011, there were four meetings of the Audit Committee. The Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The Board of Directors has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is an “independent” director as defined in applicable Nasdaq rules, including Rule 5605(a)(2) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements. The Board of Directors has determined that Paul E. Grutzner has the requisite financial sophistication required under Rule 5605(c)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 407(d)(5) of Regulation S-K.

The Board of Directors has adopted a formal Audit Committee Charter, which is available on our website at www.qtww.com under “Company-Corporate Governance-Corporate Governance Charter.”

Compensation Committee. The current members of our Compensation Committee are Messrs. Grutzner, Runkel and Samuelsen (Chair), each of whom is “independent” under applicable Nasdaq rules. During the eight-month period ended December 31, 2011, there were nine meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning salaries and incentive compensation for our officers and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our stock incentive plans. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

For a discussion of the role of compensation consultants in determining or recommending the amount or form of executive compensation during the eight months ended December 31, 2011, see “Compensation Discussion and Analysis—Compensation Objectives and Philosophy” in this Proxy Statement.

The Board of Directors has adopted a formal Compensation Committee Charter, which is available on our website at www.qtww.com under “Company-Corporate Governance-Corporate Governance Charter.”

Nominating and Governance Committee. The members of our Nominating and Governance Committee are Messrs. Grutzner, Runkel (Chair) and Sheffer, each of whom is “independent” under applicable Nasdaq rules. During the eight month period ended December 31, 2011, there was one meeting of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our Board of Directors, determining the composition of the Board of Directors and its committees, reviewing Board of Directors’ compensation and benefits, reviewing our compliance with the applicable Nasdaq corporate governance listing standards, evaluating compliance with our code of ethics, and implementing processes for effective communication with our stockholders, including reviewing stockholder proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on our Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee will address membership criteria set forth below under “Director Qualifications.” Any stockholder recommendations proposed for consideration should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our Bylaws permit stockholders to directly nominate directors at an annual stockholder meeting. For information about directly nominating a director candidate for consideration at an annual stockholder meeting, see “Proposals of Stockholders” on page 32 of this Proxy Statement.

The Board of Directors has adopted a formal Nominating and Governance Committee Charter, which is available on our website at www.qtww.com under “Company-Corporate Governance-Corporate Governance Charter.”

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of our Board of Directors and for considering and making recommendations to the Board of Directors with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. Based on the interview, the Nominating and Governance Committee recommends candidates to the Board of Directors who meet the criteria for nomination or appointment consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing. See “Nominating and Governance Committee” under “Committees of the Board of Directors” above. For information about directly nominating a director candidate for consideration at an annual stockholder meeting, see “Proposals of Stockholders” on page 32 of this Proxy Statement for more information.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated on factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders, and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by applicable laws, regulations or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

The Company has a mandatory age limit policy that provides that a director nominee cannot be over the age of 72 and an incumbent director that attains the age of 72 during his or her term cannot be re-nominated following expiration of such term.

Although we do not have a formal diversity policy, we believe that it is important that our directors have diverse backgrounds, qualifications and skill sets. Our Nominating and Governance Committee is responsible for ensuring that diversity considerations are considered and discussed in connection with each potential nominee, as well as the Board as a whole. We believe that each of our directors brings a strong and unique background and set of skills to our Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, renewable energy, manufacturing, marketing, environmental, legal, and automotive. The information presented below regarding each director’s specific experience, qualifications, attributes and skills are what led our Board to the conclusion that each such individual has the skills and qualifications desired of our Board of Directors.

Brian A. Runkel brings to the Board his extensive background in a broad range of environmental and green energy issues including renewable energy markets, green transportation regulations, laws and markets, and general environmental laws and regulations. Mr. Runkel has been extensively involved with the environmental and energy industries for over 20 years, both as a lawyer, regulator/political appointee within Federal and California environmental agencies, and as a private sector consultant to the environmental technology and green energy industries. Mr. Runkel also provides valuable and extensive management and financial/budgeting experience, both from managing large agencies and projects within the State of California government, and also as the long-time executive director of one of the leading trade associations for the California environmental industry. In this latter role, Mr. Runkel has advised numerous start-up leading edge environmental and green energy technology companies on various issues that also affect the Company, including market development, export-related issues, government certifications, grants and contracts, strategic planning, and regulatory issues.

G. Scott Samuelsen brings to the Board a vast range of skills and experience in the alternative energy market, including research, publications and teaching of energy in general, fuel cell technology, the hydrogen economy, alternative fuels, hydrogen and electric vehicles, renewable energy, distributed generation, and environmental quality in particular. Mr. Samuelsen is the Director of a major energy research center with over sixty staff, students and contributing faculty, and is responsible in such role for the technical, business and agency relations, and fiscal viability of the program.

Carl E. Sheffer has been involved in the automobile industry for the past 39 years in various capacities. He achieved executive status within the General Motors corporate structure following numerous jobs with diversified responsibilities. Mr. Sheffer’s achievements at General Motors were key factors in being selected and hired as the first Vice President, OEM Relations for the SEMA organization, a non-profit organization consisting of seven thousand member companies globally whose business is focused on the automotive accessory aftermarket. He has done consulting work for several member companies following his departure from SEMA in 2007. Mr. Sheffer was selected to be a member of our Board of Directors in 2005 based on his extensive knowledge of the automotive industry and his personal relationships with numerous high-level executives at the various automobile manufacturers.

Paul E. Grutzner has 23 years of experience in the financial industry. Mr. Grutzner has over 14 years of experience with major broker/dealers and has served as managing director for a leading independent retirement plan consulting firm for the past 10 years. Mr. Grutzner brings to the Board extensive executive management experience in business development and strategic planning.

Jonathan Lundy brings to the Board proven leadership skills, a thorough understanding of renewable and alternative energy markets and broad executive management experience in strategic and business development, business planning and operations. Mr. Lundy also has extensive experience in public market legal and corporate governance issues and corporate finance.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com under “Company-Corporate Governance-Code of Ethics.” In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis addresses the Company’s and the Compensation Committee’s compensation philosophy and the material elements of compensation packages for the Company’s named executive officers. For the eight month period ended December 31, 2011, our “named executive officers” were Alan P. Niedzwiecki, our former Chief Executive Officer, Dale L. Rasmussen, our former Chairman of the Board, W. Brian Olson, our former Chief Financial Officer who effective May 10, 2012 was appointed Chief Executive Officer, David M. Mazaika, our Chief Operating Officer, and Kenneth R. Lombardo, our Vice President-Legal, General Counsel and Corporate Secretary. On May 10, 2012, Messrs. Niedzwiecki and Rasmussen resigned from the Company and Mr. Olson was appointed Chief Executive Officer.

Compensation Objectives and Philosophy

The objective of the Company’s executive compensation program is to create long-term value for the Company’s stockholders by offering a compensation package to the Company’s named executive officers that is designed to (i) attract talented individuals with unique skill sets and experience in the renewable energy/clean technology sector, (ii) incentivize and motivate those talented individuals to apply their unique skill sets at a superior level and in furtherance of the Company’s strategic plan, (iii) reward those individuals for extraordinary contributions to the Company and major achievements, and (iv) retain those talented and motivated individuals to lead the Company’s future development, growth and success.

The Compensation Committee believes that in order to achieve the Company’s compensation objectives it is important to offer the named executive officers a compensation package that provides total compensation that is competitive to packages offered by other companies in the same or similar industries. The Compensation Committee may, from time to time, consider benchmarking data, internet-based compensation information and resources, and, as needed, the advice of one or more compensation consultants in order to ensure that the compensation paid to the named executed officers remains competitive. All compensation consultants are engaged directly by the Compensation Committee. In August 2011, the Compensation Committee engaged Semler-Brossy Consulting Group, LLC to conduct a peer review study. The report commissioned by the Compensation Committee included a select “peer” group consisting of the following comparable companies: FuelCell Energy, Inc., Ener1, Inc., Capstone Turbine Corp., Graham Corp., Active Power, Inc., Valence Technology, Inc., Plug Power, Inc., UQM Technologies, Inc., Enova Systems, Inc., Altair Nanotechnologies, Inc., Ocean Power Technologies, Inc., KL Energy Corp., and Syntroleum Corp.

The primary elements of the compensation package provided to the named executive officers consists of a base salary, discretionary cash bonus, discretionary grant of equity awards under the Company’s 2011 Stock Incentive Plan, employment-related benefits, and certain limited perquisites. On an annual basis, the Compensation Committee performs a review of the compensation package for each of the named executive officers and, subject to any contractual restrictions or limitations, makes any adjustments or modifications that it deems reasonable and necessary in light of the Company’s compensation philosophy and objectives. In performing its review, the Compensation Committee first receives a proposal from the Chief Executive Officer which sets forth the Chief Executive Officer’s recommendations for the other named executive officers regarding (i) salary increases, (ii) the amount of discretionary cash bonus, if any, and (iii) the number of equity incentive awards, if any. The Compensation Committee then considers such recommendations along with various other objective and subjective factors, such as the named executive officer’s individual performance and extraordinary contributions during the year, the Company’s performance, stock performance, the results of the Semler-Brossy report and the desire or need to ensure that the named executive officer remains in the Company’s employ. The compensation package for the Chief Executive Officer is determined solely by the Compensation Committee. The Compensation Committee reviews each element of compensation separately and in the aggregate when making its decisions. In years when discretionary cash bonuses and equity awards are granted, the Compensation

Committee also considers the Company’s cash resources and short-term needs in determining the appropriate allocation between the awards. The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees including the named executive officers, and concluded that they do not reward unreasonable risk or promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

Base Salary

Historically, a large percentage of the overall compensation paid to our named executive officers consisted of a guaranteed base salary. The Compensation Committee believes that a guaranteed base salary is necessary to attract individuals that possess the unique skill set needed for the development and growth of a young company in an emerging industry, and to assure retention of that unique skill set and associated experience, relationships and competitive advantage. The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of the peer group and other companies with which the Company competes for executive talent.

The Compensation Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g., new contracts awarded during the fiscal year) and subjective (e.g., successful external relationships established) measurements of individual performance.

None of the named executive officers received a pay increase during the eight months ended December 31, 2011. The Compensation Committee based its decision not to increase the base salary of any named executive officers on the following factors: (i) the financial performance of the Company, (ii) the Company’s need to manage its cost structure, (iii) the base salary provided to the named executive officers remains highly competitive, and (iv) the Chief Executive Officer recommended no increase in base salaries.

Discretionary Cash Bonus

Each executive officer is eligible to receive a discretionary cash bonus on an annual basis. Cash bonuses are awarded solely at the discretion of the Compensation Committee and are intended to reward outstanding efforts and contributions made during the applicable fiscal year. As a general policy, discretionary cash bonuses, if any, are awarded at or near the end of the fiscal year. However, on occasion the Compensation Committee may award a cash bonus during the course of the fiscal year to reward exemplary and outstanding performance on a particular transaction or project. The Compensation Committee makes its determination as to whether to grant a discretionary annual cash bonus based on the recommendations made by the Chief Executive Officer (for each of the other named executive officers) as well as various individual and Company performance factors such as (i) revenue and EBITDA for the fiscal year compared to prior year and budget, (ii) stock performance, (iii) the executive’s individual performance during the year, (iv) extraordinary efforts made by an executive during the fiscal year, (v) major strategic accomplishments, (vi) the desire or need to retain the executive in the face of competition for executive talent in the industry, and (vii) the Company’s liquidity.

Historically, discretionary cash bonuses have not been awarded on a regular basis. When granted, the amount of such cash bonuses has been in the range of 5% to 25% of the named executive officer’s base salary. Based on the Compensation Committee’s review of management’s recommendation not to award a discretionary bonus to any named executive officer, as well as the Company’s overall financial performance and liquidity position, no discretionary cash bonuses were awarded for the eight month period ended December 31, 2011.

Equity Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s named executive officers should be derived from equity-based compensation. This compensation takes the form of stock option awards and, under certain circumstances, restricted stock awards. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the long-term interests of the stockholders as a whole, and that it encourages executives to manage the Company in its best long-term interests without unreasonable risk-taking.

Prior to October 27, 2011, grants of stock options and restricted stock awards were made under the Company’s 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan was terminated on October 27, 2011, when the Company’s stockholders approved the Company’s 2011 Stock Incentive Plan. Awards made under the 2002 Stock Incentive Plan prior to its termination remain outstanding in accordance with their terms. The Compensation Committee serves as the administrator of the Company’s stock incentive plans.

Stock option awards are generally made on an annual basis in connection with the Compensation Committee’s annual review of the named executive officer’s compensation package. In making its determination as to whether to grant an equity award, the Committee reviews the recommendation made by the Chief Executive Officer (for each of the other named executive officers) as well as objective and subjective performance factors discussed in the Discretionary Cash Bonus section above, plus the named executive officer’s expected future contributions to the Company and the named executive officer’s stock option grant history. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee also approves grants of restricted stock awards under the 2011 Stock Incentive Plan to named executive officers on a selective basis. It bases its decision whether to grant restricted stock on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the Company. Restricted stock awards may also be granted in lieu of a cash bonus when the Company’s cash position and needs hinder the payment of a cash bonus.

The Compensation Committee’s policy is to price stock options at the closing price on the date of grant. The 2011 Stock Incentive Plan expressly prohibits re-pricing of outstanding options unless approved by our stockholders. Under the 2002 Stock Incentive Plan, the Committee’s policy was to treat any proposed re-pricing or exchange of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options, as a material amendment to the 2002 Stock Incentive Plan, thus, requiring stockholder approval under applicable laws, rules and regulations. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years for stock options and three years for restricted stock awards.

Based on the Compensation Committee’s review of management’s recommendation not to grant any stock awards and the overall performance of the Company, no equity awards were granted for the eight month period ended December 31, 2011.

On June 11, 2012, the Compensation Committee granted to Mr. Olson an award of 25,000 restricted shares and 40,000 stock options; an award to Mr. Lombardo of 5,000 restricted shares and 25,000 stock options; and an award to Mr. Mazaika of 10,000 restricted shares and 25,000 stock options. The restricted shares vest in full on June 11, 2015 and the options vest ratably over four years (25% per year). These stock option and restricted stock awards were made in connection with a company-wide one-time special stock award issuance to all employees. This issuance was designed to bridge the time frame between the initial appointment of a new executive management team and the implementation of a performance-based compensation plan that the Compensation Committee intends to implement during calendar year 2012 for the new executive leadership team. This issuance was also designed to address critical employee retention and to drive future performance with respect to our business operations during a critical transitional period for the Company. Finally, the Compensation Committee believed it was relevant to provide a timely and commensurate stock incentive award that offers immediate and meaningful alignment with our stockholders’ interests.

Officer Benefits

The named executive officers receive a range of other benefits, including, but not limited to, participation in a 401(k) savings plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus with respect to benefits for each named executive officer is to provide or offer the individual adequate financial protection (i) against “catastrophes” that will interrupt his or her income (i.e. the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children), and (ii) for the individual to afford to be able to retire; that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the individual to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income. From November 2007 through March 2010, the Company’s named executive officers were also eligible to participate in a non-qualified deferred compensation plan. The plan was terminated in March 2010.

The Company also provides its named executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements” below.

Perquisites

The Company provides its named executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance, term life insurance, and memberships in clubs that are used for business purposes.

Employment Arrangements and Change-in-Control Arrangements

Alan P. Niedzwiecki served as the Company’s President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, which continued until he resigned on May 10, 2012. The agreement provided for an annual base salary of $725,000, subject to annual review. The agreement also provided Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks’ paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provided for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Niedzwiecki for Good Reason (as defined in the agreement). The severance benefits included: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

On May 10, 2012, Mr. Niedzwiecki tendered and the Board accepted his resignation from all officer and director positions with the Company. In connection with Mr. Niedzwiecki’s resignation, the Company and

Mr. Niedzwiecki entered into a Separation Agreement pursuant to which the Company and Mr. Niedzwiecki provided a broad mutual release, Mr. Niedzwiecki agreed to certain restrictive covenants for a period of twenty-four months, and the Company agreed to pay, subject to Mr. Niedzwiecki’s compliance with the terms of the Separation Agreement, severance equal to one year of base pay, or $725,000, payable over six months in thirteen equal installments. As a result of Mr. Niedzwiecki’s resignation, all unvested restricted stock awards were forfeited and unvested stock options terminated on May 10, 2012, and all vested stock options terminated on June 10, 2012.

Dale L. Rasmussen served as the Company’s Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, which continued until he resigned on May 10, 2012. The agreement provided for an annual base salary of $600,000, subject to annual review. The agreement also provided Mr. Rasmussen with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks’ paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provided for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Rasmussen for Good Reason (as defined in the agreement). The severance benefits included: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

On May 10, 2012, Mr. Rasmussen tendered and the Board accepted his resignation from all officer and director positions with the Company. In connection with Mr. Rasmussen’s resignation, the Company and Mr. Rasmussen entered into a Separation Agreement pursuant to which the Company and Mr. Rasmussen provided a broad mutual release, Mr. Rasmussen agreed to certain restrictive covenants for a period of twenty-four months, and the Company agreed to pay, subject to Mr. Rasmussen’s compliance with the terms of the Separation Agreement, severance equal to one year of base pay, or $600,000, payable over six months in thirteen equal installments. As a result of Mr. Rasmussen’s resignation, all unvested restricted stock awards were forfeited and unvested stock options terminated on May 10, 2012, and all vested stock options terminated on June 10, 2012.

W. Brian Olson was appointed to serve as Chief Executive Officer on May 10, 2012. Prior to his appointment as Chief Executive Officer, Mr. Olson served as the Company’s Chief Financial Officer. Mr. Olson’s employment agreement dated January 10, 2006, which continues until the earliest of either the Company’s or his termination of employment or his disability, death or retirement, as set forth in the agreement, provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks’ paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Olson for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

David M. Mazaika serves as the Company’s Chief Operating Officer. Mr. Mazaika’s current annual base salary is $250,000 and is subject to annual review. Mr. Mazaika does not have a written employment agreement, however, his terms of employment include the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) company provided term life insurance of $125,000, (iii) four weeks’ paid vacation per year, (iv) a car allowance of $1,000 per month, and (v) participation in each incentive compensation plan adopted by the Company.

Kenneth R. Lombardo serves as the Company’s General Counsel, Vice President-Legal, and Corporate Secretary pursuant to an Employment Agreement effective as of July 1, 2005. Mr. Lombardo’s current annual base salary is $260,000 and is subject to annual review. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks’ paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Lombardo for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

A summary of the Company’s potential severance and other post-termination obligations can be found in the Potential Payments Upon Termination or Change-In-Control table on page 26.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Equity awards granted under the Company’s 2011 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit if they are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner, none of whom is, or formerly was, an officer or employee of the Company and none of whom have had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on the Company’s Compensation Committee.

Stockholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

At the 2011 annual meeting of stockholders held on October 27, 2011 for the fiscal year ended April 30, 2011, the Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s named executive officers (commonly referred to as a “say-on-pay” proposal) and the Company’s first advisory, nonbinding vote on the frequency of such say-on-pay proposal. At the 2011 annual meeting, approximately 77% of the votes cast by our stockholders approved the overall compensation of the Company’s named executive officers and a majority of the votes cast were in favor of a frequency of every one year. Despite the fact that the compensation of our named executive officers received support from approximately 77% of our stockholders, the Compensation Committee is cognizant of the fact that approximately 23% of our stockholders voted against the proposal and is currently in the process of establishing a more formal performance-based compensation plan that would reduce the guaranteed base salary component of compensation and replace, in whole or in part, the discretionary aspect of the cash bonus and equity components of the compensation package for our named executive officers. The Compensation Committee is targeting having the formal performance-based plan implemented by the end of the 2012 calendar year. In line with the results of the frequency vote, we plan to present a “say-on-pay” vote every year. This year’s “say-on-pay” proposal is Proposal 3 in this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following individual directors, who comprise the Compensation Committee.

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table sets forth information concerning the annual and long-term compensation for services rendered for the eight months ended December 31, 2011 and for fiscal years ended April 30, 2011, 2010 and 2009 for each of our named executive officers.

Name and Principal Position		Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compensation (3)			Total
Alan P. Niedzwiecki Former President; Chief Executive Officer; Director	Eight months ended December 31, 2011 Year ended April 30, 2011 Year ended April 30, 2010 Year ended April 30, 2009	$ $ $ $	483,333 725,000 725,000 725,000	$ $ $ $	— — — —	$ $ $ $	— 147,500 — —	$ $ $ $	— 110,000 — —	$ $ $ $	25,842 40,820 40,861 40,203	(4)	$ $ $ $	509,175 1,023,320 765,861 765,203

Dale L. Rasmussen Former Chairman of the Board	Eight months ended December 31, 2011 Year ended April 30, 2011 Year ended April 30, 2010 Year ended April 30, 2009	$ $ $ $	400,000 600,000 600,000 600,000	$ $ $ $	— — — —	$ $ $ $	— 147,500 — —	$ $ $ $	— 110,000 — —	$ $ $ $	23,201 34,562 34,307 34,992	(5)	$ $ $ $	423,201 892,062 634,307 634,992

W. Brian Olson Chief Executive Officer and former Chief Financial Officer, Treasurer	Eight months ended December 31, 2011 Year ended April 30, 2011 Year ended April 30, 2010 Year ended April 30, 2009	$ $ $ $	300,000 450,000 450,000 450,000	$ $ $ $	— — — —	$ $ $ $	— 147,500 — —	$ $ $ $	— 110,000 — —	$ $ $ $	21,766 29,662 30,216 106,890	(6)	$ $ $ $	321,766 737,162 480,216 556,890

Kenneth R. Lombardo Vice President—Legal; and Corporate Secretary	Eight months ended December 31, 2011 Year ended April 30, 2011 Year ended April 30, 2010 Year ended April 30, 2009	$ $ $ $	173,333 260,000 260,000 260,000	$ $ $ $	— — — —	$ $ $ $	— 103,250 — —	$ $ $ $	— 77,000 — —	$ $ $ $	12,679 18,737 19,153 19,359	(7)	$ $ $ $	186,012 458,987 279,153 279,359

David M. Mazaika Chief Operating Officer	Eight months ended December 31, 2011 Year ended April 30, 2011 Year ended April 30, 2010	$ $ $	166,667 250,000 250,000	$ $ $	— — —	$ $ $	— 88,500 —	$ $ $	— 66,000 —	$ $ $	12,900 19,350 19,413	(8)	$ $ $	179,567 423,850 269,413

(1)	Amounts listed in this column represent the fair value of the stock award based on the fair market value of our common stock on the date of grant in accordance with ASC Topic 718.
(2)	Amounts listed in this column represent the fair value of the award estimated on the grant date using the Black-Scholes option-pricing formula. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-KT for the eight-month transition period ended December 31, 2011, in Note 12 of the Notes to Consolidated Financial Statements.
(3)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named officer which do not exceed $10,000 in the aggregate.
(4)	All Other Compensation for Mr. Niedzwiecki during the eight months ended December 31, 2011 consisted of auto allowance of $8,000, life, long term disability and umbrella insurance premiums of $12,942 and 401(k) match of $4,900.
(5)	All Other Compensation for Mr. Rasmussen during the eight months ended December 31, 2011 consisted of auto allowance of $8,000, life and long-term disability insurance premiums of $10,301, and 410(k) match of $4,900.
(6)	All Other Compensation for Mr. Olson during the eight months ended December 31, 2011 consisted of auto allowance of $12,000, life and long term disability insurance premiums of $4,866, and 401(k) match of $4,900.
(7)	All Other Compensation for Mr. Lombardo during the eight months ended December 31, 2011 consisted of auto allowance of $5,600, life and long-term disability insurance premiums of $2,179 and 401(k) match of $4,900.
(8)	All Other Compensation for Mr. Mazaika during the eight months ended December 31, 2011 consisted of auto allowance of $8,000 and 401(k) match of $4,900.

Grants of Plan-Based Awards

There were no grants of plan-based awards to any of our named officers during the eight months ended December 31, 2011.

Outstanding Equity Based Awards at December 31, 2011(1)

The following table sets forth the equity awards outstanding as of December 31, 2011 for each of our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (2)	Number of Securities Underlying Unexercised Options Unexercisable (2)		Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)		Market Value of Shares or Units of Stock that Have Not Vested (3)
Alan P. Niedzwiecki (4)	4,286	—		$22.60	7/25/2012	12,500	(8)	$9,125
	5,000	—		$22.60	8/11/2013
	4,545	—		$22.60	3/15/2014
	4,167	—		$22.60	3/3/2015
	5,469	—		$22.60	7/12/2015
	6,250	—		$22.60	8/22/2016
	5,625	1,875		$16.00	3/14/2018
	3,125	9,375		$11.80	8/2/2020

Dale L. Rasmussen (4)	2,679	—		$22.60	7/25/2012	12,500	(8)	$9,125
	3,571	—		$22.60	8/11/2013
	2,273	—		$22.60	3/15/2014
	4,167	—		$22.60	3/3/2015
	4,688	—		$22.60	7/12/2015
	6,250	—		$22.60	8/22/2016
	5,625	1,875		$16.00	3/14/2018
	3,125	9,375		$11.80	8/2/2020

W. Brian Olson	2,679	—		$22.60	8/27/2012	12,500	(9)	$9,125
	3,571	—		$22.60	8/11/2013
	2,273	—		$22.60	3/15/2014
	3,472	—		$22.60	3/3/2015
	2,344	—		$22.60	7/12/2015
	5,208	—		$22.60	8/22/2016
	5,625	1,875	(5)	$16.00	3/14/2018
	3,125	9,375	(6)	$11.80	8/2/2020

Kenneth R. Lombardo	625	—		$22.60	7/12/2015	8,750	(9)	$6,388
	2,083	—		$22.60	8/22/2016
	3,750	1,250	(5)	$16.00	3/14/2018
	2,187	6,563	(6)	$11.80	8/2/2020

David M. Mazaika	3,750	3,750	(7)	$20.40	1/6/2019	7,500	(9)	$5,475
	1,875	5,625	(5)	$11.80	8/2/2020

(1)	All option and stock awards were awarded under our 2002 Stock Incentive Plan prior to its termination on October 27, 2011 when our stockholders approved our 2011 Stock Incentive Plan. Options vest ratably over four years and restricted stock awards cliff vest on the third anniversary of the grant date. As of December 31, 2011, no awards had been granted under our 2011 Stock Incentive Plan.

(2)	The table has been adjusted to reflect the effects of the 1-for-20 reverse stock split implemented on February 8, 2011.
(3)	The amounts in this column represent the fair value of the restricted stock as of December 31, 2011. The closing share price of our common stock was $0.73 on that date.
(4)	The executive resigned on May 10, 2012. As a result, all unvested restricted stock awards were forfeited and unvested stock options terminated on May 10, 2012, and all vested stock options terminated on June 10, 2012.
(5)	The unexercisable portion of the option award vested on March 14, 2012.
(6)	One third of the unexercisable portion of the option award will vest on August 2, 2012, one third will vest on August 2, 2013 and the remaining portion will vest on August 2, 2014.
(7)	Half of the unexercisable portion of the option award vested on January 6, 2012 and the remaining portion will vest on January 6, 2013.
(8)	The restricted stock award was scheduled to vest on August 2, 2013. However, the restricted stock award was forfeited on May 10, 2012 due to the executive’s resignation.
(9)	The restricted stock award will cliff vest on August 2, 2013.

Option Exercises and Restricted Stock Vested

There were no option exercises by any of our named executive officers and no restricted stock awards vested during the eight month period ended December 31, 2011.

Nonqualified Deferred Compensation for 2011(1)

Pursuant to a Nonqualified Deferred Compensation Plan (Deferred Compensation Plan), certain executives, including named executive officers, could defer all or a portion of their base salary and/or discretionary cash bonus. Deferral elections were made by eligible executives in April of each year for amounts to be earned in the following year. An executive could defer all or a portion of his base salary and/or discretionary cash bonus. We could also make contributions to executives under the Deferred Compensation Plan; however, there were no required matching payments. In fiscal year 2010, our Board of Directors approved the termination of the Deferred Compensation Plan due to lack of participation and the high cost of maintaining the plan and the plan assets were disbursed during fiscal year 2011. Activities in the Deferred Compensation Plan during fiscal year 2011 were as follows:

Name	Executive Contributions in Fiscal 2011	Registrant Contributions in Fiscal 2011	Aggregate Earnings in Fiscal 2011	Aggregate Withdrawals/ Distribution in Fiscal 2011 (1)	Aggregate Balance at April 30, 2011
Alan P. Niedzwiecki	—	—	—	—	—
Dale L. Rasmussen	—	—	—	—	—
W. Brian Olson	—	—	—	$67,509	—
Kenneth R. Lombardo	—	—	—	—	—
David M. Mazaika	—	—	—	—	—

(1)	The full amount of the aggregate balance was reported in the Summary Compensation Table for fiscal year 2009.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of our termination of employment without cause or the named executive officer’s termination for “good reason” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on December 31, 2011. The employment of Messrs. Niedzwiecki and Rasmussen was terminated after December 31, 2011 and the actual benefits that were or are to be paid to them are disclosed above in the section captioned – “Employment Arrangement and Change-in-Control Arrangements.”

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting (2)	Total Potential Value
Alan P. Niedzwiecki	$1,450,000	$21,646	$9,125	$1,480,771
Dale L. Rasmussen	$1,200,000	$58,194	$9,125	$1,267,319
W. Brian Olson	$900,000	$38,576	$9,125	$947,701
Kenneth R. Lombardo	$520,000	$50,164	$6,388	$576,552
David M. Mazaika (3)	$—	$—	$—	$—

(1)	The amount shown is based on life and health insurance premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $0.73 per share, the closing price of our common stock as reported on the Nasdaq on December 31, 2011.
(3)	Mr. Mazaika is not a party to a formal written agreement with us providing for any change-in-control compensation.

Equity Compensation Plan Information

The following table sets forth information about shares of our Common Stock that may be issued upon exercise or vesting of options, warrants and other rights under all of our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	398,599	$16.08	3,100,000	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	398,599	$16.08	3,100,000

(1)	Represents shares available for issuance under our 2011 Stock Incentive Plan as of December 31, 2011. The 2011 Stock Incentive Plan contains an “evergreen” provision under which the number of shares available for grant under the 2011 Stock Incentive Plan will increase annually beginning on January 1, 2013 in an amount equal to the lesser of (x) 500,000 shares, (y) 3.0% of the number of shares outstanding as of such first day of each year or (z) a lesser number of shares determined by our Board of Directors. As of December 31, 2011, no awards had been granted under the 2011 Stock Incentive Plan. On June 11, 2012, our Compensation Committee approved a Company-wide grant of stock awards pursuant to which a total of 471,500 stock options and 105,000 shares of restricted stock were granted under our 2011 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not adopted formal written policies and procedures for the review and approval of transactions with related parties. However, pursuant to the Company’s Audit Committee Charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arm’s length transaction with an unrelated third party.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Arrangements and Change-in-Control Arrangements” above. On May 10, 2012, the Company entered into Separation Agreements with Mr. Niedzwiecki, the Company’s former President and Chief Executive Officer, and Mr. Rasmussen, the Company’s former Chairman of the Board, in connection with their resignations. Per the terms of the Separation Agreements: (i) the Company will provide severance pay equal to one year base pay, or $725,000 for Mr. Niedzwiecki and $600,000 for Mr. Rasmussen, payable over six months in thirteen equal installments, (ii) the parties gave and received a broad release, (iii) Mr. Niedzwiecki and Mr. Rasmussen each agreed to comprehensive restrictive covenants for a period of 24 months including non-solicitation of employees and clients and non-interference in business relationships, and (iv) each of Mr. Niedzwiecki and Mr. Rasmussen has an obligation to protect confidential information of the Company and promptly return Company property. The terms of the Separation Agreements were approved by our Board of Directors at a meeting held on May 10, 2012.

Our corporate headquarters is located in Irvine, California. The facility in Irvine is leased from Cartwright, LLC and another unrelated party (collectively referred to as “Cartwright LLC”). Our former Chief Executive Officer and an irrevocable trust established by our former Chairman of the Board own 50% and 36.67%, respectively, of Cartwright, LLC. The remaining 13.33% of Cartwright, LLC is owned by an unrelated party. The lease has an effective date of November 1, 2008 and expires on October 31, 2015. During the eight month period ended December 31, 2011 and for fiscal years ended April 30, 2011 and 2010, we made cash payments to Cartwright LLC of $0.6 million, $1.0 million and $0.7 million, respectively, in connection with the lease.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the eight month transition period ended December 31, 2011.

The Committee has discussed with Haskell & White LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Haskell & White LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Transition Report on Form 10-KT for the eight month transition period ended December 31, 2011.

The Committee has also considered whether the provision of services by Haskell & White LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Haskell & White LLP.

The Audit Committee

Paul E. Grutzner, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Haskell & White LLP as our independent auditor for the fiscal year ending December 31, 2012. Haskell & White LLP was appointed on September 2, 2011 to replace Ernst & Young, LLP, who was dismissed by our Audit Committee on September 1, 2011 in furtherance of the Company’s cost reduction initiatives. Ernst & Young LLP had served as our independent auditor since February 15, 2007. Although not required to be voted upon by the stockholders, our Audit Committee and Board of Directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy FOR the ratification of the approval of Haskell & White LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Haskell & White LLP by a majority vote, the approval of independent auditors will be reconsidered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Haskell & White LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

In concluding that Haskell & White LLP should be appointed as our independent auditor, the Audit Committee considered whether Haskell & White LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

Other than an explanatory statement included in Ernst & Young LLP’s audit report for the Company’s fiscal year ended April 30, 2011 relating to the uncertainty of the Company’s ability to continue as a going concern, the audit report of Ernst & Young LLP on the Company’s financial statements for the last two fiscal years ended April 30, 2011 and April 30, 2010 did not contain an adverse opinion or a disclaimer opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s 2011 and 2010 fiscal years and through September 1, 2011, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report, and there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services.

We incurred the following fees related to professional services provided by Haskell & White LLP in connection with the eight month period ended December 31, 2011 and by Ernst & Young LLP in connection with fiscal years ended April 30, 2011 and 2010:

Audit Fees

The aggregate fees billed by Haskell & White LLP for professional services rendered for the audit of our eight month transition financial statements for the period ended December 31, 2011, the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 as of December 31, 2011, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the eight month period ended December 31, 2011, were $404,815.

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for fiscal years ended April 30, 2011 and 2010, the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal years ended April 30, 2011 and 2010, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended April 30, 2011 and 2010 were $722,749 and $776,754, respectively.

Audit-Related Fees

The aggregate fees billed by Haskell & White LLP for professional services rendered during the eight month transition period ended December 31, 2011, other than services described above under “Audit Fees,” were $43,889. These fees related to services provided in connection with Registration Statements.

The aggregate fees billed by Ernst & Young LLP for professional services rendered during fiscal years ended April 30, 2011 and 2010, other than services described above under “Audit Fees,” were $176,314 and $417,358, respectively. Fiscal year ended April 30, 2011 fees related to services provided in connection with Registration Statements and fiscal year ended April 30, 2010 fees related to assessing the accounting treatment of derivative instruments in response to a comment letter received from the SEC, services in connection with Registration Statements and services in connection with our acquisition of Schneider Power Inc.

Tax Fees

Ernst & Young LLP billed us an aggregate of $60,000, $77,500 and $42,800 for professional services rendered during the eight month period ended December 31, 2011 and in fiscal years ended April 30, 2011 and 2010, respectively, for tax compliance, tax advice and tax planning.

All Other Fees

Haskell & White LLP and Ernst & Young LLP did not provide professional services in the eight month period ended December 31, 2011 or in fiscal years ended April 30, 2011 and 2010 for any other related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our Board of Directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its Chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its Chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

Of the total aggregate fees paid by us to our accountants during the 2011 fiscal year and the transition period ended December 31, 2011, 0% of the aggregate fees were approved by the Audit Committee pursuant to the de minimis exception provided by Section (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2, THE RATIFICATION OF AUDITORS PROPOSAL.

PROPOSAL 3

ADVISORY AND NON-BINDING VOTE ON THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

As required by SEC rules, we are asking you to cast an advisory vote on the compensation of the named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. The say-on-pay vote is advisory, and therefore not binding on the Company. However, the Board of Directors and our Compensation Committee value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers.

As described in the “Compensation Discussion and Analysis” above, the objective of the Company’s executive compensation program is to create long-term value for the Company’s stockholders by offering a compensation package to the Company’s named executive officers that is designed to (i) attract talented individuals with unique skill sets and experience in the renewable energy/clean technology sector, (ii) incentivize and motivate those talented individuals to apply their unique skill sets at a superior level and in furtherance of the Company’s strategic plan, (iii) reward those individuals for extraordinary contributions to the Company and major achievements, and (iv) retain those talented and motivated individuals to lead the Company’s future development, growth and success. The Compensation Committee continually reviews the compensation program for the Company’s named executive officers to ensure it achieves the desired goals of the compensation program.

Accordingly, the Board asks the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as set forth in the Company’s Proxy Statement for the Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3, THE SAY-ON-PAY PROPOSAL.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our next annual meeting of stockholders and included in the Company’s proxy materials must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than March 1, 2013. All such proposals must also comply with the requirements of Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded.

Stockholders also have the right under the Company’s Bylaws to bring business from the floor of the 2013 annual meeting, other than through a stockholder proposal in accordance with SEC rules. To do so, stockholders must give timely notice of the proposal in proper written form to the Corporate Secretary and otherwise comply with the provisions in the Bylaws pertaining to stockholder proposals. Pursuant to our Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one this Proxy Statement not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (May 11, 2013 and April 11, 2013), respectively, for the 2013 annual meeting); provided, however, that if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which notice of the annual meeting date is first publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

A copy of our Annual Report on Form 10-KT and any amendments thereto, for the eight month transition period ended December 31, 2011, as filed with the SEC, will be provided to stockholders without charge upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

(949) 399-4500 (phone)

(949) 474-3086 (fax)

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

June 29, 2012

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________ The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees ? ? ? 01 G. Scott Samuelsen 02 Jonathan Lundy The Board of Directors recommends you vote FOR proposals 2 and 3 For Against Abstain 2 Proposal to ratify the appointment of Haskell & White LLP as the Company’s independent auditors for its fiscal year ending December 31, 2012. ? ? ? 3 Advisory and non-binding vote to approve the compensation of the Company’s named executive officers. ? ? ? NOTE: In their discretion, the proxy agents named above are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on August 9, 2012: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com .

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Annual Meeting of Stockholders

August 9, 2012 1:30 PM PDT

This proxy is solicited by the Board of Directors

The stockholder hereby appoints W. Brian Olson and Kenneth R. Lombardo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM PDT on August 9, 2012, at the Company’s offices located at 25242 Arctic Ocean Drive, Irvine, CA 92630, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side